UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2006
Idenix Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49839 (Commission File Number)	45-0478605 (IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA (Address of Principal Executive Offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 995-9800
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On February 27, 2006, Idenix Pharmaceuticals, Inc. (“Idenix”), its wholly owned subsidiary Idenix (Cayman) Limited (“Idenix Cayman”), and Novartis Pharma AG (“Novartis”) entered into Amendment No. 3 to the Development, License and Commercialization Agreement dated May 8, 2003 by and between Idenix, Idenix Cayman and Novartis.
     Pursuant to Amendment No. 3, among other things, certain terms and conditions relating to the option held by Novartis to license NM283, or valopicitabine, Idenix’s lead product candidate for hepatitis C, were amended and revised. Specifically, the initiation and duration of the period during which Novartis may exercise the option it holds to license valopicitabine, was amended such that the option exercise period was shortened to 30 days and the period of commencement of such 30 day period was changed to a date relating to the delivery to Novartis by Idenix of certain data from the ongoing phase IIb clinical trials of valopicitabine. If Novartis elects to exercise such option, it must deliver notice of its intent to do so, together with payment of a license fee, prior to the expiration of such 30-day notice period. The option exercise period commenced on February 27, 2006 and will lapse, if not exercised by Novartis, on March 29, 2006.
     If Novartis exercises the option to collaborate with Idenix on valopicitabine, it will be required to provide development funding as of the date of in license and become obligated to pay to Idenix an aggregate of up to $525 million in license fees and other payments based upon achievement of regulatory milestones, as updated in the amendment, as well as additional milestone payments based upon achievement of predetermined sales levels. Additionally, the responsibilities for phase III clinical development of such product candidate were further defined in the amendment and will be shared between Idenix and Novartis. Idenix will have principal responsibility for the conduct of the phase III program evaluating valopicitabine in hepatitis C patients that have been previously treated with the current standard of care, ribavirin and interferon, and failed to adequately respond. Novartis will have principal responsibility for the conduct of the phase III program evaluating valopicitabine in patients not previously treated for chronic hepatitis C.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idenix Pharmaceuticals, Inc.
Date: March 1, 2006	By:	/s/ Andrea J. Corcoran
Andrea J. Corcoran
Executive Vice President, Legal